Exhibit 23.1




                Consent of Independent Accountants



We consent to the incorporation by reference in this Registration Statement on Form S-3 related to the Dividend Reinvestment, Stock Purchase, Resident Stock Purchase and Employee Stock Purchase Plan to be filed by Home
Properties of New York, Inc. of our reports, (1) dated February 3, 1997, on our audits of the consolidated financial statements and financial statement schedule of Home Properties of New York, Inc. as of December 31, 1996 and 1995, for the years ended December 31, 1996 and 1995, and the period from August 4, 1994 through December 31, 1994, and the combined results of operations and cash flows of the Original Properties for the period January 1, 1994 through August 3, 1994, which report was included in the 1996 Annual
Report on Form 10-K (2) dated January 22, 1997 and January 24, 1997 on our audits of Hudson Valley Properties and Valley Park South Apartments, respectively, for the year ended December 31, 1995, which reports are included in Form 8-K/A Amendment No. 1, dated January 5, 1997 and filed on February 4, 1997 and (3) dated July 15, 1997 and July 22, 1997 on our audits of Royal Gardens Apartments and Lake Grove Apartments, respectively for the years ended December 31, 1996 and March 31, 1996, respectively, which reports are included in Form 8 K/A Amendment No.1, dated June 6, 1997 and filed on
August 11, 1997. We also consent to the reference to our firm under the caption "Experts".

/s/ Coopers & Lybrand LLP

Rochester, New York
October 8, 1997